Exhibit 10.30

Kurt Albert
[____]
[____]
November 4, 2025
Dear Kurt,
This letter (“Letter Amendment”) serves to amend certain provisions of your employment effective November 4, 2025, during the period in which you serve as Interim Chief Financial Officer (“Interim CFO”). Note that the terms outlined in the Letter Amendment only apply to the period in which you serve as Interim CFO of Wyndham Hotels & Resorts, Inc. (“Company”). The period in which you serve as Interim CFO shall be in the sole discretion of the Company. The Company may end the period in which you serve as Interim CFO at any time with reasonable notice in the Company’s sole discretion.

You understand that the Company will be conducting an internal and external search for the role of permanent Chief Financial Officer (“Permanent CFO”). In the event you are not selected for the role of Permanent CFO, your employment status, compensation and other terms of employment will revert to those of your position immediately prior to this Letter Amendment, as outlined more recently in the letter addressed to you dated September 4, 2025, attached hereto (“September 4, 2025, Letter”).

Effective November 4, 2025, you will be appointed Interim CFO, reporting to the Company’s Chief Executive Officer. Your salary during the period in which you serve as Interim CFO, paid on a bi-weekly basis shall be $19,230.76 which equates to an annualized salary of $500,000.00, less all applicable taxes, withholdings and authorized or required deductions, and subject to annual review by the Company’s Board of Directors’ Compensation Committee (“the Compensation Committee”) in its sole discretion.

During the period in which you serve as Interim CFO, your band will remain Executive Leadership (EL) and you remain eligible to participate in the Executive Perquisites Program, details of which were provided to you under separate cover. Your eligibility for health and welfare benefits will remain the same.
In connection with your appointment as Interim CFO, on November 3, 2025, the Compensation Committee granted you a long-term incentive plan award commensurate with your role with an economic value of $250,000.00 of Wyndham Hotels & Resorts Common Stock under the Company’s 2018 Equity and Incentive Plan (“Equity Plan”).  This award shall vest in full on November 3, 2026, based upon your continued employment with the Company at that time, and is otherwise subject to the terms and conditions set forth in the award agreement.
You will continue to be eligible to participate in the Annual Incentive Plan established by the Company (the "AIP"). You agree that your AIP bonus target from January 1, 2025 through November 3, 2025, is equal to 60% of your "eligible earnings" (as defined in the AIP), and effective November 4, 2025, during the period in which you serve as Interim CFO, your AIP bonus target is equal to 75% of your "eligible earnings" based upon the AIP. Your 2025 AIP bonus payment, if any, will be prorated for your respective bonus percentages before and after your assumption of the role as Interim CFO, as referenced herein. Your eligibility to earn and receive a bonus payment under the AIP will be based on the Company's achievement of its financial and strategic goals under the AIP, your achievement of certain performance measures and the satisfaction of other terms and conditions of the AIP. The AIP bonus payment distribution is typically in the first quarter of the subsequent calendar year immediately following the calendar year to which the annual incentive relates, and you must be employed with the Company on the payment date in order to earn and receive your bonus payment under the AIP (if any).

As previously set forth in the September 4, 2025, Letter, you will continue to be eligible to receive long-term incentive plan grants on an annual basis. Award values vary from year to year, are subject to change without notice, are generally contingent upon such criteria as personal performance, scope of responsibility and Company financial performance, and are subject to approval of the Compensation Committee. While the form of the grant is at the discretion of the Compensation Committee, it is expected to take the form of restricted stock units and performance-based restricted stock units. The Compensation Committee will determine, in its sole discretion, whether you will receive a long-term incentive plan grant in any given year.

As previously set forth in the September 4, 2025, Letter, you remain subject to all policies, standards, processes and procedures of the Company, including but not limited to the Company’s Business Principles. Furthermore, per the Company's standard policy, this letter is not intended to be, nor should it be considered as an employment contract for a definite or indefinite time period. Employment with the Company is at will, and either you or the Company may terminate employment at any time, with or without cause and with or without advance notice. If, however, your employment with the Company is terminated by the Company other than for cause (as defined by the Company), and other than in connection with your disability which prevents you from performing services for the Company for a period of 6 months, you will receive severance pay equal to eighteen months of your then current base salary plus eighteen months of your then current AIP bonus target (“Cash Severance”). In addition to Cash Severance, any outstanding restricted stock units (“RSUs”) which would have vested within one year following the Termination Date will become vested as of the Termination Date and settled in shares of Company stock, to be provided to you within sixty (60) days after the Termination Date, pursuant to the terms and conditions of the Equity Plan, as amended from time to time and the respective award agreements between the Company and you. In addition, all of your outstanding performance-based long-term incentive awards (“PSUs”) that have a performance period that ends within 12 months of the Termination Date will remain outstanding and eligible to vest based on whether the performance goals applicable to such PSUs are actually achieved. Payment of any such PSUs that vest will occur at the same time that such PSUs are paid to actively-employed employees generally, pursuant to the terms and conditions of (a) the Equity Plan and the respective award agreements between the Company and you. This paragraph shall not supersede or replace any provision or right relating to the acceleration of the vesting of any long‐term incentive award (whether or not performance‐based) in the event of a change in control of the Company or your death or disability, whether pursuant to an applicable stock plan document or award agreement. All of the payments and benefits described above are contingent upon your executing and not revoking the Company’s standard release of claims and your continued compliance with any restrictive covenants applicable to you. THE BENEFITS SET FORTH ABOVE SUPERSEDE AND REPLACE ANY OTHER SEVERANCE/TERMINATION BENEFITS YOU WOULD OTHERWISE BE ELIGIBLE TO RECEIVE UNDER THE TERMS OF ANY SEVERANCE OR TERMINATION PLAN OF THE COMPANY AND ITS SUBSIDIARIES.

Although the Company does not guarantee to you any particular tax treatment relating to any payments made or benefits provided to you in connection with your employment with the Company, it is intended that such payments and benefits be exempt from, or comply with, Code Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

You continue to play an important role in the Company’s future success.

Please sign and return a fully executed copy to Monica Melancon in Human Resources.
Best regards,
/s/ Geoff Ballotti
Geoff Ballotti President & CEO

/s/ Kurt Albert 11/6/2025
Kurt Albert Date

cc: Monica Melancon, Chief Human Resource Officer